EXHIBIT 1

JOINT FILING AGREEMENT

The undersigned hereby agree to the joint filing of the Schedule 13G to which this Agreement is attached.

Dated: February 14, 2006

DONALD F. FLYNN

/s/ Donald F. Flynn

DNB, L.P.

By:	/s/ Donald F. Flynn
Name: Donald F. Flynn
Title: Partner